                                  EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

EXHIBIT 2.1
                                                                  EXECUTION COPY













                               ASSET PURCHASE AGREEMENT

                                     by and among

                   Ultratech Stepper, Inc., a Delaware corporation,

               Ultratech Acquisition Sub, Inc., a Delaware corporation,

               Integrated Solutions, Inc., a Delaware corporation, and

                             Integrated Acquisition Corp.

                               Dated as of May 19, 1998

                                  TABLE OF CONTENTS
                                                                                 Page


ARTICLE I  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . .  1
     Section 1.1    Description of Assets to be Acquired . . . . . . . . . . . . .  1
     Section 1.2    Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . .  3
     Section 1.3    Non-Assignment or Subcontracting of Certain Assets . . . . . .  3
     Section 1.4    U.K. Sub . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE II  LIABILITIES OF SELLER. . . . . . . . . . . . . . . . . . . . . . . . .  4
     Section 2.1    Assumption of Liabilities. . . . . . . . . . . . . . . . . . .  4
     Section 2.2    Liabilities Not Assumed. . . . . . . . . . . . . . . . . . . .  4

ARTICLE III  PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     Section 3.1    Consideration. . . . . . . . . . . . . . . . . . . . . . . . .  4
     Section 3.2    Payment of Purchase Price. . . . . . . . . . . . . . . . . . .  5
     Section 3.3    Allocation of Purchase Price . . . . . . . . . . . . . . . . .  5

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ULTRATECH AND
          PURCHASER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     Section 4.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . .  5
     Section 4.2    Authorization. . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . . . . .  6
     Section 5.1    Organization; Good Standing; Power . . . . . . . . . . . . . .  6
     Section 5.2    Authorization of Seller and IAC. . . . . . . . . . . . . . . .  6
     Section 5.3    Financial Statements . . . . . . . . . . . . . . . . . . . . .  7
     Section 5.4    Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . .  7
     Section 5.5    Absence of Certain Changes and Events. . . . . . . . . . . . .  7
     Section 5.6    Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . .  9
     Section 5.7    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     Section 5.8    Accounts and Notes Receivable. . . . . . . . . . . . . . . . .  9
     Section 5.9    Properties . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     Section 5.10   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Section 5.11   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 11
     Section 5.12   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Section 5.13   Products . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Section 5.14   Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . 12
     Section 5.15   Restrictive Documents or Orders. . . . . . . . . . . . . . . . 14
     Section 5.16   Contracts and Commitments. . . . . . . . . . . . . . . . . . . 15
     Section 5.17   Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     Section 5.18   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Section 5.19   Product Warranties and Product Liability . . . . . . . . . . . 16
     Section 5.20   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Section 5.21   No Conflict or Default . . . . . . . . . . . . . . . . . . . . 16
     Section 5.22   Seller Financial Condition . . . . . . . . . . . . . . . . . . 17


     Section 5.23   Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . 17
     Section 5.24   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 18
     Section 5.25   Brokers' and Finders' Fees/Contractual Limitations . . . . . . 18
     Section 5.26   Environmental Matters. . . . . . . . . . . . . . . . . . . . . 19
     Section 5.27   Certain Payments . . . . . . . . . . . . . . . . . . . . . . . 19
     Section 5.28   Books and Records. . . . . . . . . . . . . . . . . . . . . . . 20
     Section 5.29   Complete Disclosure. . . . . . . . . . . . . . . . . . . . . . 20
     Section 5.30   Backlog. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Section 5.31   Customers and Suppliers. . . . . . . . . . . . . . . . . . . . 20
     Section 5.32   Breach of Representations and Warranties . . . . . . . . . . . 20
     Section 5.33   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE VI  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     Section 6.1    Maintenance of Business. . . . . . . . . . . . . . . . . . . . 21
     Section 6.2    Access to Information. . . . . . . . . . . . . . . . . . . . . 21
     Section 6.3    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Section 6.4    Releases and Waivers . . . . . . . . . . . . . . . . . . . . . 22
     Section 6.5    Meeting of Stockholders. . . . . . . . . . . . . . . . . . . . 22
     Section 6.6    HSR Act Filings. . . . . . . . . . . . . . . . . . . . . . . . 22
     Section 6.7    Employment Offers. . . . . . . . . . . . . . . . . . . . . . . 23
     Section 6.8    COBRA; 401(k) Plan . . . . . . . . . . . . . . . . . . . . . . 23
     Section 6.9    Other Discussions. . . . . . . . . . . . . . . . . . . . . . . 23
     Section 6.10   Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . . . 23
     Section 6.11   Mail and Receivables Payments. . . . . . . . . . . . . . . . . 24
     Section 6.12   Notification of Certain Matters. . . . . . . . . . . . . . . . 24
     Section 6.13   Further Action . . . . . . . . . . . . . . . . . . . . . . . . 24
     Section 6.14   Covenants Against Disclosure . . . . . . . . . . . . . . . . . 24
     Section 6.15   Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . 24
     Section 6.16   Cooperation by Seller. . . . . . . . . . . . . . . . . . . . . 24
     Section 6.17   Dissolution of Seller and Certain Subsidiaries; Stock of
                       Korea Sub . . . . . . . . . . . . . . . . . . . . . . . . . 25
     Section 6.18   Indemnification of Seller Officers and Directors . . . . . . . 25

ARTICLE VII  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     Section 7.1    Time of Closing. . . . . . . . . . . . . . . . . . . . . . . . 25
     Section 7.2    Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . 25
     Section 7.3    Deliveries by Purchaser and Ultratech. . . . . . . . . . . . . 26
     Section 7.4    Further Assurances . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE VIII  SETTLEMENT AND GENERAL RELEASE . . . . . . . . . . . . . . . . . . . 27
     Section 8.1    Settlement and General Release . . . . . . . . . . . . . . . . 27

                                       ii.


ARTICLE IX  CONDITIONS PRECEDENT TO OBLIGATIONS. . . . . . . . . . . . . . . . . . 28
     Section 9.1    Conditions to Obligations of Purchaser and Ultratech . . . . . 28
          (a)       Representations and Warranties. . . . . .. . . . . . . . . . . 28
          (b)       Performance of Agreement. . . . . . . . . . . . . . . . . . . .28
          (c)       No Material Adverse Change. . . . . . . . . . . . . . . . . . .28
          (d)       Suits . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          (e)       Absence of Governmental Objection . . . . . . . . . . . . . .  28
          (f)       Evidence of Title . . . . . . . . . . . . . . . . . . . . . .  28
          (g)       Certificate of President. . . . . . . . . . . . . . . . . . .  29
          (h)       Approval of Documentation . . . . . . . . . . . . . . . . . .  29
          (i)       Execution of Related Agreements . . . . . . . . . . . . . . .  29
          (j)       Release and Waivers . . . . . . . . . . . . . . . . . . . . .  29
          (k)       Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          (l)       HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          (m)       Assignment of Contracts . . . . . . . . . . . . . . . . . . .  29
          (n)       Approval of the Lenders and Citicorp. . . . . . . . . . . . .  29
          (o)       Employment of Employees . . . . . . . . . . . . . . . . . . .  29
          (p)       Side Letter with Bank . . . . . . . . . . . . . . . . . . . .  29
          (q)       Disclosure Letter and Schedules . . . . . . . . . . . . . . .  30
     Section 9.2    Conditions to Obligations of Seller. . . . . . . . . . . . . . 30
          (a)       Representations and Warranties. . . . . . . . . . . . . . . .  30
          (b)       Execution of Related Agreements . . . . . . . . . . . . . . .  30
          (c)       Absence of Governmental Objection . . . . . . . . . . . . . .  30
          (d)       HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
          (e)       Performance of Agreement. . . . . . . . . . . . . . . . . . .  30
          (f)       Certificate of President. . . . . . . . . . . . . . . . . . .  30
          (g)       Approval of Documentation.. . . . . . . . . . . . . . . . . .  31
          (h)       Approval of the Lenders and Citicorp. . . . . . . . . . . . .  31

ARTICLE X  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     Section 10.1   Survival of Representations, Warranties, Covenants
                      and Agreements. . . . . . . . . . . . . . . . . . . . . . .  31
     Section 10.2   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 31
     Section 10.3   Procedure for Indemnification with Respect to Third-Party
                      Claims. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Section 10.4   Procedure For Indemnification with Respect to Non-Third
                      Party Claims. . . . . . . . . . . . . . . . . . . . . . . .  33
     Section 10.5   Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE XI  TERMINATION AND ABANDONMENT. . . . . . . . . . . . . . . . . . . . . . 33
     Section 11.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     Section 11.2   Procedure and Consequences of Termination. . . . . . . . . . . 34

                                       iii.

ARTICLE XII  MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . 34
     Section 12.1   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     Section 12.2   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 35
     Section 12.3   Binding Effect; Assignment . . . . . . . . . . . . . . . . . . 35
     Section 12.4   Expenses of Transaction; Taxes . . . . . . . . . . . . . . . . 35
     Section 12.5   Waiver; Consent. . . . . . . . . . . . . . . . . . . . . . . . 35
     Section 12.6   Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . . 36
     Section 12.7   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 36
     Section 12.8   Severability . . . . . . . . . . . . . . . . . . . . . . . . . 36
     Section 12.9   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 36
     Section 12.10  Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . 36
     Section 12.11  Cooperation and Records Retention. . . . . . . . . . . . . . . 36
     Section 12.12  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . 37

                                       iv.

EXHIBITS

     4.2(a)(i) and (ii)  Form of Employment Agreements for Ellery Buchanan and
                         Larry Thompson
     7.2(a)  Bill of Sale for the Assets
     7.2(b)  Opinion of Stroock & Stroock & Lavan LLP
     7.2(d)  Affidavit of Foreign Status
     7.3(c)  Opinion of Brobeck, Phleger & Harrison LLP
     7.3(d)  Assignment and Assumption Agreement
     8.1     Form of Release


SCHEDULES

     1.1(a)  List of Equipment
     1.1(b)  List of Inventory
     1.1(c)  List of Contracts
     1.1(d)  List of Real Property
     1.1(e)  List of Proprietary Rights
     1.1(f)  List of Accounts, Notes Receivable and Prepaid Expenses
     1.1(k)  List of Leasehold Interests
     1.1(l)  List of Insurance Policies
     1.2     List of Excluded Assets
     2.1     Assumed Liabilities
     5.6     List of Creditors and Employees
     5.12    Consents
     6.4     Releases and Waivers of Creditors and Employees

ATTACHMENT

     Disclosure Letter

                                       v.

                               ASSET PURCHASE AGREEMENT


          THIS AGREEMENT is dated as of May 19, 1998 by and among Ultratech Stepper, Inc., a Delaware corporation ("Ultratech"), Ultratech Acquisition Sub, Inc., a Delaware corporation ("Purchaser"), Integrated Solutions, Inc., a Delaware corporation ("ISI" or "Seller") and Integrated Acquisition Corp., a Delaware corporation ("IAC").

          WHEREAS, Seller is engaged in, among other things, the business of designing, manufacturing, marketing, selling and servicing reduction stepper photolithography equipment and other non-lithography assets, principally prober and tracker assets, for the semiconductor and related industries (the "Business"); and

          WHEREAS, Purchaser desires to acquire from Seller and IAC and Seller and IAC desire to transfer to Purchaser the Assets set forth on the Schedules described under Section 1.1 below (which assets, properties and rights constitute substantially all of the assets of Seller and its subsidiaries), upon the terms and conditions of this Agreement;

          WHEREAS, Ultratech and Purchaser believe that the combination of Seller's technology and assets with the technology, assets, intellectual property and personnel resources of Ultratech and Purchaser will create certain synergies that will facilitate the success of such combined assets and technologies in the marketplace;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                      ARTICLE I

                             PURCHASE AND SALE OF ASSETS

          SECTION 1.1 DESCRIPTION OF ASSETS TO BE ACQUIRED. Upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 7.1), Seller and IAC agree to convey, sell, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase from Seller and IAC, all right, title, and interest of Seller, IAC and Seller's other subsidiaries at the Time of Closing in and to the assets, properties, and rights of the Business of every kind, nature, and description, personal, tangible and intangible, known or unknown, wherever located, including, without limiting the generality of the foregoing (but excluding the "Excluded Assets," as such term is defined in Section 1.2 below):

          (a) All interests in machinery, equipment, instruments, computer hardware and software, tooling, furniture, fixtures, motor vehicles, supplies, repair and maintenance parts, demonstration units, and other fixed assets, together with manufacturer or vendor warranties associated therewith, including, without limitation, those interests listed on SCHEDULE 1.1(a) hereto;

          (b) All inventories of raw materials (together with any manufacturer or vendor warranties associated therewith), works-in-process, finished goods and supplies, including scrapwork and rework, including, without limitation, those listed on SCHEDULE 1.1(b) hereto (collectively, the "Inventory");

          (c) All claims and rights under those agreements, contracts, licenses, leases, franchises, instruments, documents, purchase and sale orders and other executory commitments, and all permits, consents, and certificates of any regulatory, administrative or other governmental agency or body listed on
SCHEDULE 1.1(c) hereto (collectively, the "Contracts");

          (d) All interests in the real property listed on SCHEDULE 1.1(d) hereto, and all buildings, facilities, and other improvements located thereon (including construction in progress), together with all related rights, easements and uses which benefit or burden any such property (collectively, the "Real Property");

          (e) All right, title and interest to trademarks, trademark rights, service marks, service mark rights, copyrights, trade names, trade name rights, fictitious business names, works of authorship, inventions, industrial models, industrial designs, utility models and certificates of invention, designs, emblems and logos, trade secrets, know-how, manufacturing formulae, technical information, patents, patent applications, mask work registrations, inventions, franchises, franchise rights, customer and supplier lists together with the goodwill associated therewith and other proprietary rights (collectively, the "Proprietary Rights"), including without limitation those listed on
SCHEDULE 1.1(e) hereto;

          (f) All accounts and notes receivable and prepaid expenses of Seller as of the Time of Closing listed on SCHEDULE 1.1(f) hereto (collectively, the "Accounts"), including any tax receivable of Seller or any of its subsidiaries based on current and prior operating losses or otherwise (collectively, the "Tax Receivable");

          (g) All original books or duplicates thereof of account, general ledgers, sales invoices, purchase orders, accounts payable and payroll records, tax returns and supporting schedules, drawings, files, papers, and all other records (the "Records");

          (h) All rights under express or implied warranties from suppliers of Seller;

          (i) All of Seller's causes of action, judgments, and claims or demands of whatever kind or description arising out of or relating to the Business;

          (j)  All goodwill of the Business (the "Goodwill");

          (k) All leasehold interests of Seller listed on SCHEDULE 1.1(k) hereto ("Leasehold Interests");

                                       2.

          (l) The insurance policies of Seller, together with all proceeds thereof and rights thereunder listed on SCHEDULE 1.1(l) hereto;

          (m) The current assets of Seller as of the Time of Closing in the categories that appear on the most recent balance sheet of Seller in form substantially similar to the balance sheet of Seller as of March 28, 1998, including, without limitation, all cash, lease and rent deposits, prepaid expenses, prepaid taxes, bank accounts and all other current assets of Seller (the "Current Assets");

          (n) All issued and outstanding shares of the capital stock of ISI Korea Ltd., a corporation organized under the laws of South Korea (the "Korea Sub") and subject to Section 1.4, all issued and outstanding shares of capital stock of Integrated Semiconductor Solutions Ltd., a corporation organized under the laws of the United Kingdom (the "U.K. Sub"); and

          (o)  All the assets of any subsidiary of Seller.

     The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the "Assets."

          SECTION 1.2    EXCLUDED ASSETS.  Notwithstanding the provisions of
Section 1.1 hereof, the assets to be transferred to Purchaser pursuant to this Agreement shall not include those assets specifically listed on SCHEDULE 1.2 (collectively, the "Excluded Assets").

          SECTION 1.3 NON-ASSIGNMENT OR SUBCONTRACTING OF CERTAIN ASSETS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or subcontracting hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its best efforts to obtain the consent of such other party to an assignment to Purchaser. If such consent is not obtained by the Time of Closing, Seller shall cooperate with Purchaser in any arrangement designed for Purchaser to perform Seller's obligations with respect to such Asset after the Time of Closing and for Purchaser to receive the benefits under any such Asset after the Time of Closing, which arrangements may include enforcement, for the account and benefit of Purchaser, of any and all rights of Seller against any other person arising out of the breach or cancellation by such other person or otherwise, all of such actions of Seller to be at the direction and expense of Purchaser.

          SECTION 1.4 U.K. SUB. Notwithstanding anything to the contrary in this Agreement, Seller and Purchaser hereby agree that prior to the Time of Closing, Purchaser may

                                       3.

in its sole discretion elect not to purchase the shares of the U.K. Sub, so that such shares shall not be considered "Assets" under this Agreement. Regardless of whether Purchaser elects to purchase such shares, Seller will remain obligated to cause the U.K. Sub to convey its assets to Purchaser at the Time of Closing pursuant to Section 1.1 hereof.


                                      ARTICLE II

                                LIABILITIES OF SELLER

          SECTION 2.1 ASSUMPTION OF LIABILITIES. At the Time of Closing subject to Section 9.1(q), Purchaser hereby agrees to assume, satisfy, or perform when due only those liabilities and obligations of Seller specifically identified on SCHEDULE 2.1 attached hereto and those written contractual commitments arising after the Time of Closing (but not based on events, acts or omissions arising or accruing or being incurred prior to the Time of Closing) as specifically set forth in the written contracts specifically listed on
SCHEDULE 1.1(C) hereto (collectively, the "Assumed Liabilities").

          SECTION 2.2 LIABILITIES NOT ASSUMED. Other than the Assumed Liabilities of Seller listed on SCHEDULE 2.1 hereto, notwithstanding anything in
Section 1.1 of this Agreement to the contrary, at the Time of Closing Purchaser shall not assume, nor shall Purchaser or any affiliate (including Ultratech), or any officer, director, employee, stockholder or agent of Purchaser, any affiliate of Purchaser or of Ultratech, be deemed to have assumed or guaranteed, any liabilities, obligations, litigation, disputes, debts, payables, counterclaims, rights of set-off or return, or commitments or claims, whether such liabilities are contingent or otherwise, or known or unknown by Purchaser, Ultratech or Seller, or direct or indirect, of Seller in existence on or prior to or after the Time of Closing or otherwise or based on any events, facts or circumstances in existence prior to or in connection with or after the sale of the Assets or in connection with or arising from any activities of Seller or the failure by Seller to discharge, settle or pay any debts or other liabilities or any services provided by or goods or assets sold by or products delivered to Seller including post-Time of Closing liability for the obligations arising and accruing from Seller's actions or inactions after the date hereof that have any basis for liability from the actions or inactions of Seller or any third party arising, occurring or accruing, or deemed to arise, occur or accrue, prior to, or concurrently with, or subsequent to, the Time of Closing (collectively, the "Excluded Liabilities").


                                     ARTICLE III

                                    PURCHASE PRICE

          SECTION 3.1 CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Assets and in full payment therefor,

                                       4.

Purchaser will pay, or cause to be paid, the purchase price set forth in
Section 3.2 to Seller and IAC or on behalf of Seller and IAC as provided below.

          SECTION 3.2 PAYMENT OF PURCHASE PRICE. The purchase price ("Purchase Price") to be paid or payable by Purchaser to Bank One, Texas, N.A., a national banking association, Banc One Leasing Corporation, a Texas corporation and Imperial Bank, a California bank (collectively, the "Lenders") for the benefit of Seller upon the Closing shall consist of cash in the amount of Twenty Million Dollars ($20,000,000).


          SECTION 3.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated using the allocation methods and principles set forth in
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. Any revisions shall be determined in accordance with the allocation methods and principles prescribed by Code Section 1060 and the Treasury Regulations promulgated thereunder.


                                      ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF ULTRATECH AND PURCHASER

          Ultratech and Purchaser, to the extent applicable, each hereby represents to Seller that:

          SECTION 4.1 ORGANIZATION. Each of Ultratech and Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          SECTION 4.2 AUTHORIZATION. Each of Ultratech and Purchaser, as the case may be, has full corporate power and authority to enter into this Agreement, the employment agreements for Ellery Buchanan and Larry Thompson in the form attached hereto as EXHIBIT 4.2(a)(i) AND (ii), respectively (the "Employment Agreements"), the Release Agreement attached as EXHIBIT 8.1 hereto (the "Release") and a license assignment and related agreements among Purchaser, Seller and IAC regarding the General Signal intellectual property (the "License Assignment") in form satisfactory to Purchaser and Ultratech (the Employment Agreements and the License Assignment are referred to herein as the "Related Agreements"), to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Ultratech and Purchaser, as the case may be, have taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Related Agreements, and each of this Agreement and the Related Agreements constitutes valid and binding obligations of Ultratech and Purchaser, enforceable in accordance with their respective terms: (i) except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, (ii) general principals of equity regardless of whether such enforcement is considered

                                       5.

in a proceeding in equity or at law; and (iii) except as the indemnification provisions contained in this Agreement may be limited by principles of public policy.


                                      ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth in a letter specifically referring to this Article V (the "Disclosure Letter") delivered by Seller to Ultratech and Purchaser and attached hereto which disclosures shall be deemed representations and warranties hereunder, Seller hereby represents and warrants to Purchaser and Ultratech that:

          SECTION 5.1 ORGANIZATION; GOOD STANDING; POWER. Seller and each of its U.S. subsidiaries (the "Subsidiaries") are corporations duly organized, validly existing and in good standing under the laws of their respective state of organization, and have the corporate power and authority to own, lease and operate their properties and to carry on their businesses as the same are now being conducted. Seller (including each of its Subsidiaries) is qualified as a foreign corporation and is in good corporate standing in such other jurisdictions in which the conduct of its business or its ownership or leasing of its property requires such qualification except where the failure to so qualify would not be materially adverse to the business of Seller taken as a whole. Seller does not own, directly or indirectly, any equity or other ownership interest in or control any corporation, partnership, joint venture or other entity, except those subsidiaries set forth in the Disclosure Letter. Seller owns one hundred percent (100%) of the shares of capital stock or other proprietary interests in each of its subsidiaries.

          SECTION 5.2 AUTHORIZATION OF SELLER AND IAC. Each of Seller and IAC has full power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets or delivered in accordance with Section 7.2 hereunder (the "Closing Documents") and the Related Agreements to which it is a party. Seller and IAC have taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement, the Closing Documents, and the Related Agreements to which it is a party. No other corporate proceedings on the part of Seller or IAC are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions so contemplated hereby and thereby, except the approval by the Lenders, Citicorp Mezzanine Partners, L.P., a Delaware limited partnership ("Citicorp"), and with respect to the sale of Assets, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Seller's capital stock in accordance with Delaware law and such stockholder approval as shall be required by Seller's charter documents, all of which approvals and consents shall be obtained prior to the Closing. This Agreement and the Related Agreements to which Seller and IAC are parties constitute valid and binding obligations of Seller and IAC, enforceable in accordance with their

                                       6.

terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, and except as the indemnification provisions contained in this Agreement may be limited by principles of public policy or general principals of equity regardless of whether such enforcement is considered in a proceeding in equity or at law.

          SECTION 5.3    FINANCIAL STATEMENTS.

          (a)The consolidated financial statements (including, in each case, any related notes thereto) contained in Seller's financial statements dated as of March 28, 1998 provided to Ultratech and Purchaser, and the financial statements of any subsidiary of Seller provided to Purchaser or Ultratech (collectively, the "Seller Financial Statements") were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and each fairly present the consolidated financial position of Seller and its Subsidiaries, or of such subsidiary, as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated but do not include footnotes. Seller's or such subsidiary's revenue recognition policies with respect to financial statements have been made in accordance with generally accepted accounting principles. Seller and its subsidiaries maintain a standard system of accounting in accordance with generally accepted accounting principles. All of Seller's general ledgers, books and records are located at Seller's principal places of business.

          SECTION 5.4 PROXY STATEMENT. The information supplied by Seller for inclusion in the proxy statement to be sent to the stockholders of Seller in connection with the meeting of Seller's stockholders to consider and approve the sale of the Assets (the "Seller Stockholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement"), shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of Seller's Stockholders' Meeting and at the Time of Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Seller's Stockholders' Meeting which has become false or misleading. If at any time prior to the Closing, any event relating to Seller or any of its respective affiliates, officers or directors should be discovered by Seller which should be set forth in a supplement to the Proxy Statement, Seller shall promptly inform Ultratech and Purchaser in writing.

          SECTION 5.5 ABSENCE OF CERTAIN CHANGES AND EVENTS. There is not currently in existence or effect:

          (a) Any event, including, without limitation, shortage of materials or supplies available in the marketplace, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God

                                       7.

or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has a material adverse effect on Seller or the Assets or any such event which reasonably could be expected to have such an effect on Seller or the Assets;

          (b) Any material transaction relating to or involving Seller (other than the transactions contemplated herein) which was entered into or carried out by Seller other than in the ordinary and usual course of business and consistent with past practice;

          (c) Any change made by Seller in its method of operating the Business or, after March 28, 1998, its accounting practices relating thereto;

          (d) Any mortgage, pledge, lien, security interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the Assets other than liens arising with respect to current taxes not delinquent, liens imposed by operation of law and liens incurred in the ordinary course of business;

          (e) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

          (f) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any contract, agreement, license, or other instrument to which Seller is a party and relating to or affecting the Business or the Assets, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice or as made in writing and provided to Purchaser;

          (g) Any labor disputes or disturbances materially affecting in an adverse manner the Business or financial condition of Seller, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

          (h) Any written notice from any current employee of Seller that such employee has terminated, or intends to terminate, such employee's employment with Seller;

          (i) Any adverse relationships or conditions with vendors or customers that may have a material adverse effect on the Assets;

          (j) Any waivers of any rights of substantial value by Seller in an aggregate amount exceeding $50,000;

          (k) Any other event or condition of any character which materially adversely affects, or may reasonably be expected to so affect the Assets;

                                       8.

          (l) Any purchase or lease of or any agreements to purchase or lease capital assets by Seller.

          SECTION 5.6 UNDISCLOSED LIABILITIES. There are no debts, liabilities or obligations with respect to Seller or to which the Assets are subject, liquidated, unliquidated, accrued, absolute, contingent, or otherwise (each a "Debt"), that are not specifically identified in Seller Financial Statements or the Disclosure Letter. SCHEDULE 5.6 sets forth a list of all persons, corporations, partnerships and other entities holding or with any right to any Debt, including parties to any contract or agreement to which Seller or the Assets are subject ("Creditors") and a description of such Debt and of all employees of Seller (the "Employees").

          SECTION 5.7 INVENTORY. All Inventory of Seller is valued using the first-in, first-out (FIFO) method, in accordance with generally accepted accounting principles consistently applied.

          SECTION 5.8 ACCOUNTS AND NOTES RECEIVABLE. All accounts and notes receivable (the "Accounts") reflected on Seller Financial Statements are (i) valid, genuine and existing and (ii) subject to no known defenses, setoffs or counterclaims. No person other than the Lenders has any lien on such Accounts or any part thereof; no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any of such Accounts; and, to Seller's knowledge, no customer of Seller with an Account balance is involved in voluntary or involuntary bankruptcy proceedings or is otherwise insolvent or has notified Seller in writing that such customer will not pay its Account.

          SECTION 5.9 PROPERTIES. Seller has good, valid and indefeasible title to all property and Assets, tangible and intangible, purported to be owned by it, including the property and Assets reflected on Seller Financial Statements. All such property and Assets purported to be owned by Seller are free and clear of all mortgages, liens, charges, security interests or other encumbrances of any nature whatsoever except as reflected in Seller Financial Statements and except for liens for current taxes not delinquent, liens imposed by operation of law and liens incurred in the ordinary course of business. All property and Assets, including machinery and equipment, owned, leased or otherwise used by Seller are in good operating condition and repair, reasonable wear and tear excepted, and are suitable and adequate for use in the ordinary course of business and conform in all material respects to all applicable laws. All leases are binding, valid and enforceable in accordance with their terms subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and there are no current defaults or events which have occurred with which the giving of notice or lapse of time or both would constitute a material default under any lease. After the Time of Closing, Purchaser will be entitled to the continued use and possession of the property leased by it, for the terms specified in such leases and for the purposes for which such property is used. To Seller's knowledge, there is no pending or threatened condemnation or similar proceeding affecting any of the real property owned or leased by Seller.

                                       9.

          SECTION 5.10   TAXES.

          (a) All Taxes (as hereinafter defined) due or payable by Seller, and all interest and penalties thereon, whether disputed or not, other than Taxes which are not yet due and payable, have been paid in full. All Tax returns, statements, reports, forms and other documents required to be filed in connection therewith have been duly and timely filed (and no extension of any filing date applicable thereto has been requested or granted) and were correct and complete in all material respects. All deposits required by law to be made by Seller with respect to employees' withholding taxes have been duly made. Seller is not delinquent in the payment of any Tax, assessment or governmental charge or deposit, and Seller does not have any Tax deficiency or claim currently pending, outstanding or asserted against it, and, to Seller's knowledge, there is no basis for any such Tax deficiency or claim. There is no audit currently pending regarding any Taxes and Seller has not extended the period in which any Tax could be assessed or collected.

          (b) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers contemplated by this Agreement, and Seller is not a person other than a United States person within the meaning of the Code.

          (c) There are no liens for Taxes upon the Assets except liens for current Taxes not yet due. The unpaid Taxes of Seller do not exceed the reserve for Taxes established on the books and records of Seller. No governmental entity (a "Taxing Authority") responsible for the imposition of any Tax (domestic or foreign), has asserted that any Taxes are due from Seller.

          (d) When Seller files its tax return (the "Tax Return") for the fiscal year ended March 28, 1998 and IRS Form 1139, the Tax Receivable will be valid, due and owing in an amount of at least $3,800,000 and there are no conditions, contingencies or other actions known to Seller that must be taken or requirements that must be met or satisfied in order for Purchaser to receive such Tax Receivable. The Tax Return will indicate that the address of Seller to which the Tax Receivable shall be remitted is care of Ultratech at the address set forth in Section 12.1 hereof. The Tax Return and any other instrument shall instruct the IRS to make such amounts payable to Purchaser.

          (e) For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person; provided

                                       10.

that the amount of Tax could be imposed upon or collected from Purchaser or constitutes or could constitute a lien upon the Assets.

          SECTION 5.11 COMPLIANCE WITH LAWS. Each of Seller and its Subsidiaries has complied and is in compliance with all applicable foreign, federal, state, and local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions applicable to the Business where the failure to so comply could have a material adverse effect on the current results of operations or financial condition of Seller, the Business or the Assets. Each of Seller and its Subsidiaries has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from foreign, federal, state, and local government regulatory bodies necessary to carry on the Business as currently conducted, all of which are currently valid and in full force and effect, except where the failure to obtain any such licenses, permits, authorizations or approvals would not be materially adverse to Seller's business taken as a whole. All such licenses, permits, authorizations, and approvals shall be transferred to Purchaser effective as of the Time of Closing, and shall be valid and in full force and effect to the same extent as if Seller were continuing operation of the Business. To the best of Seller's knowledge, there is no order issued, investigation, or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental agency or instrumentality applicable to the Business.

          SECTION 5.12 CONSENTS. The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement and the Related Agreements by Seller shall not (including the ability by Seller to transfer the assets free and clear of all liens and encumbrances of any kind or nature whatsoever), require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other third party, including lessors, licensors and lenders, except for the consent of the Lenders and of Citicorp and the parties listed on SCHEDULE 5.12, and except for applicable requirements, if any, of bulk sales laws, and the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
(the "HSR Act"). Seller has complied with, or will comply with prior to the Closing, all applicable bulk sales laws under the laws of the states of Massachusetts, Texas or otherwise.

          SECTION 5.13   PRODUCTS.

          (a) There are no known defects in the design or technology embodied in any product which Seller currently markets, or has marketed in the past, that impair or are likely to impair the intended use of the product or damage any consumer of the product or third party (or their business, assets or property), except for warranty claims that may arise in the normal course of business, for products shipped prior to the Time of Closing.

          (b) None of the products and services sold, licensed, rendered, or otherwise provided by Seller (or by any of its subsidiaries) in the conduct of their respective businesses will malfunction, will cease to function, will generate materially incorrect data or will produce

                                       11.

materially incorrect results and will not cause any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries, causing a material adverse effect on Seller, the Assets, the Business or the property or business of any third parties using such products or services.

          (c) Neither Seller nor any subsidiary has made any other representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered, or otherwise provided by Seller (or by any of its subsidiaries) in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries and (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries.

          SECTION 5.14   PROPRIETARY RIGHTS.

          (a) SCHEDULE 1.1(e) sets forth all of the Proprietary Rights (i) which are used in the business of Seller, (ii) which are owned by Seller or IAC, or (iii) to which Seller or IAC otherwise have rights to license or use. Any of the Proprietary Rights that require the execution and filing with an appropriate governmental agency or the consent of a third party to be transferred to Purchaser have been so indicated on SCHEDULE 1.1(e).

          (b) SCHEDULE 1.1(e) sets forth a true and complete list of all contracts, licenses and other agreements to which Seller or IAC is a party, which affect any item of Seller or IAC Proprietary Rights and which are material to the business of Seller as conducted except commercially available (i.e., off-the-shelf) software. SCHEDULE 1.1(e) specifically designates all such contracts, licenses or other agreements (i) pursuant to which Seller or IAC is a licensor or licensee of Proprietary Rights, (ii) under which Seller or IAC has granted or been granted exclusive rights, or (iii) under which Seller or IAC is obligated to pay in excess of (or under which the consideration is reasonably expected to exceed) $50,000 in any one year period.

          (c)  Except in each case as set forth in SCHEDULE 1.1(e):

               (i) Seller or IAC either owns or has the exclusive right to use, sell, license and dispose of, to bring actions for the infringement of and otherwise exercise all Proprietary Rights, including Proprietary Rights which comprise trade secret rights, to the extent permitted by law (hereinafter, "Trade Secrets"), free and clear of all encumbrances.

               (ii) Seller and IAC have taken all appropriate actions and made all applicable applications and filings pursuant to applicable laws to perfect or protect its interests in all Proprietary Rights, except where the failure to take such actions or make such applications or filings would not have a material adverse effect on Seller's business

                                       12.

     or materially interfere with the use or enforcement of such Proprietary Rights in the ordinary course of its business.

               (iii) The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (A) breach, violate or conflict with any instrument or agreement governing any Proprietary Right, (B) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Proprietary Right, or (C) in any way impair the right of Purchaser to use, sell, license or dispose of or to bring any action for the infringement of, any Proprietary Right or any products or technology designed, developed, manufactured, sold or serviced by the Business (collectively, "Products").

               (iv) To Seller's knowledge (after diligent inquiry), the manufacture, marketing, license, sale or use of any Products anywhere in the world does not or would not (A) violate any license or agreement with any third party, (B) infringe on any non-patent Proprietary Right of any third party or (C) infringe any third party patent rights. Neither Seller nor any of its employees has misappropriated any third party trade secrets. There is no claim or litigation pending or, to Seller's knowledge, threatened, contesting the validity, ownership or right to use, sell, license or dispose of any Proprietary Right, nor is there any basis for any such claim.

               (v) To Seller's knowledge (after diligent inquiry), no third party is infringing on any Proprietary Right where such infringement could materially limit the protection afforded by the Proprietary Rights to the use, sale, license, sublicense or disposition of the Products or prevent the future enforcement of such Proprietary Right.

               (vi) Seller has taken all steps reasonably necessary or appropriate (including, without limitation, entering into appropriate confidentiality, invention assignment and nondisclosure agreements, the forms of which have been delivered to Ultratech or its counsel, with all
     (A) current officers, directors and employees of Seller), (B) all past or present consultants to licensees of, performing technical services for Seller, (C) all past officers, and (D) all past employees engaged in sales, marketing, research or development activities for Seller to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, all Proprietary Rights.

               (vii) To Seller's knowledge, all Trade Secrets have not been used, divulged or appropriated for the benefit of any person other than Seller or to the detriment of Seller.

          (d)  Except in each case as set forth in SCHEDULE 1.1(e):

               (i) Each of the licenses and agreements listed or required to be listed in SCHEDULE 1.1(e) is in full force and effect and is a valid and enforceable obligation against Seller (to the extent it is a party thereto), and against the other party thereto in

                                       13.

     accordance with its terms, subject to limitations imposed on the rights or creditors generally and rules regarding specific performance and general equitable principles.

               (ii) Each of Seller and IAC has in all material respects performed, or is now performing, its obligations, and neither Seller nor IAC is in default in any material respect (or would by the lapse of time or the giving of notice or both be in default in any material respect), under any license or agreement listed or required to be listed in
     SCHEDULE 1.1(e). To Seller's knowledge, no other party to such licenses and agreements is in default in any material respect (or would by the lapse of time or the giving of notice or both, be in default in any material respect) thereunder or has breached in any material respect any terms or provisions thereof.

               (iii) No third party has notified Seller of any claim, dispute or controversy with respect to any of the licenses or agreements which is listed or required to be listed in SCHEDULE 1.1(e). Seller has not received written notice or warning or has knowledge of any other written communication (internal or otherwise prepared with respect to a potential or threatened third party claim or allegation) of alleged nonperformance, delay in delivery or other noncompliance by Seller with respect to its obligations under any such licenses or agreements.

          SECTION 5.15 RESTRICTIVE DOCUMENTS OR ORDERS. Neither Seller nor IAC is a party to or bound under any agreement, contract, order, judgment, or decree, or any similar restriction not of general application which materially adversely affects, or reasonably could be expected to materially adversely affect (i) the continued operation by Purchaser of the Business after the Time of Closing on substantially the same basis as said business was theretofore operated, or (ii) the consummation of the transactions contemplated by this Agreement.

          SECTION 5.16   CONTRACTS AND COMMITMENTS.

          (a) Set forth in the Disclosure Letter is a list of all outstanding agreements, whether or not in writing, to which Seller is a party or to which any of the Assets are subject that may: (i) involve obligations (contingent or otherwise) of, or payments to Seller in excess of $25,000; (ii) involve written agreements with suppliers and customers of Seller; (iii) contain provisions restricting and/or affecting the development, manufacture, or distribution of Seller's products or services; (iv) relate to any aspect of the Business of Seller in which any other person who was or is an officer, director or employee of Seller (or, with respect to officers and directors of the Company, any person, firm, partnership, trust, or corporation affiliated with any such persons or any immediate family members of such persons) have a material interest; or (v) involve written agreements on which the Business is materially dependent.

          (b) Seller has performed all of its obligations (except those not yet due) under the terms of each agreement listed, referred to or incorporated by reference in the Disclosure Letter to which it is a party, and is not in default thereunder, where such default could have a material adverse impact on the results of operations or financial condition or prospects of Seller,

                                       14.

the Business or the Assets. No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such agreement, where such default by any party could have a material adverse impact on the results of operations or financial condition or prospects of Seller, the Business or the Assets. Each such agreement is valid and binding on all parties thereto and in full force and effect. Seller has received no notice of default, cancellation, or termination in connection with any such agreement.

          (c) The Contracts set forth on SCHEDULE 1.1(c) constitute all agreements to which the Company is a party or by which the Assets are bound which are material to the Assets or the Business or are likely to materially affect Purchaser's or Ultratech's ability to operate the Business or use the Assets after the Time of Closing, in the same manner in which such Business is currently operated or the Assets are used by Seller.

          SECTION 5.17 ASSETS. The Assets (excluding the Excluded Assets) include all intellectual property, inventory and all other property in which Seller has any right, title and interest. The Assets (excluding the Excluded Assets) include all the assets necessary to operate the Business in the same manner as the Business was operated by Seller prior to the Time of Closing. The Assets are suitable for the purpose or purposes for which they are being used, are in good operating condition and in reasonable repair, reasonable wear and tear excepted and free from any known defects, except such minor defects as do not interfere with the continued use thereof. Subject to normal wear and tear, such plants, facilities, machinery, and equipment are capable of and are producing sound and merchantable products.

          SECTION 5.18 INSURANCE. SCHEDULE 1.1(l) lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Seller and its Subsidiaries. There is no claim by Seller or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller and its Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Seller does not know of any threatened termination of or material premium increase with respect to, any of such policies. Purchaser shall be entitled to the benefit of each such policy upon the consummation of the transactions contemplated hereby.

          SECTION 5.19 PRODUCT WARRANTIES AND PRODUCT LIABILITY. Seller has delivered to Ultratech copies of its warranty policies and all outstanding warranties or guarantees relating to any of Seller's products other than warranties or guarantees implied by law. Seller has not received written notice of any claim asserting (a) any damage, loss or injury caused by any Product, or
(b) any breach of any express or implied product warranty or any other similar claim with respect to any Product other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business, except for those claims that, if adversely determined against the Business, would not have a material adverse change on the results of operations or financial condition of the Business.

                                       15.

          SECTION 5.20 LITIGATION. There is no claim, investigation, litigation, action, suit, or proceeding, administrative or judicial, pending or threatened against Seller or IAC or any officer or director of Seller or IAC relating to the business of Seller or IAC or involving the Assets at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise. Seller has not received any written complaints from any of its customers or suppliers within the last six months, which complaints could reasonably be expected individually or in the aggregate, to have a potential adverse effect on the Business, Assets, prospects, operations, employee relations, rights or condition of Seller.

          SECTION 5.21 NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement or the Related Agreements, nor compliance with the terms and provisions hereof and thereof, including without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation, or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of Seller or IAC's Certificate of Incorporation or Bylaws, as presently in effect, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which Seller or IAC is a party or by which either of them or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

          SECTION 5.22 SELLER FINANCIAL CONDITION. Except with respect to obligations to the Lenders or obligations not assumed by Purchaser hereunder, upon consummation of the transactions contemplated hereby, Seller will be generally able to pay its debts as they become due and in a position where Seller has reasonably sufficient working capital compared to Seller's business, plans, needs and expectations. In making this representation and warranty, Seller acknowledges that it is using such terms and financial standards in every sense in which such terms and standards are used in the Bankruptcy Code (Title 11 of the United States Code) and in the Uniform Fraudulent Transfer or Conveyance Act, as in effect in each applicable jurisdiction. Seller believes that the consideration to be received by Seller at the Closing (including the assumption by Purchaser of the Assumed Liabilities) is fair consideration and reasonably equivalent to the value of the Assets and the obligations of Seller to Purchaser in this transaction. Seller has received no notice, knowledge or reason for inquiry from Purchaser (or, to the best of Seller's knowledge and belief, anyone else) of any information, fact, condition, event or matter contrary to such representations or otherwise inconsistent with Purchaser's good faith belief that Purchaser is paying in the ordinary and normal course of business a fair and reasonable price for such Assets and obligations of Seller on a going concern basis. Without limiting the generality of the foregoing, Seller acknowledges that Purchaser did not unduly or unfairly take advantage of Seller's desire to sell the Assets. Seller has no knowledge that Purchaser has not conducted itself in good faith and consistent with commercially reasonable standards for buyers in regularly conducted and commercially reasonable sales.

                                       16.

          SECTION 5.23   LABOR RELATIONS.

          (a) With respect to the Business, Seller has not failed to comply in any material respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment or employment termination, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

          (b) There are no labor controversies pending or threatened between Seller and any of its employees or former employees or any labor union or other collective bargaining unit representing any of the employees.

          (c) Seller has never entered into a collective bargaining agreement or other labor union contract relating to the Business and applicable to the employees.

          (d) There are no written employment or separation agreements, or oral employment or separation agreements other than those establishing an "at-will" employment relationship between Seller and any of its employees.

          SECTION 5.24   EMPLOYEE BENEFIT PLANS.

          (a)Seller's Disclosure Letter lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of Seller, any trade or business (whether or not incorporated) which is a member or which is under common control with Seller (an "ERISA Affiliate") within the meaning of
Section 414 of the Code or any Subsidiary of Seller (together, the "Employee Plans"), and a copy of each such Employee Plan has been provided to Ultratech.

          (b)(i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of Seller or any of its Subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service or Secretary of the Treasury), and Seller and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the

                                       17.

Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code does so qualify and a favorable determination letter with respect to each such Employee Plan and trust has been received from the Internal Revenue Service (the "IRS"), and nothing has occurred which may reasonably be expected to cause the loss of such qualification or exemption; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Employee Plan is covered by, and neither Seller nor any Subsidiary has incurred or expects to incur any liability under, Title IV of ERISA or Section 412 of the Code.

          SECTION 5.25 BROKERS' AND FINDERS' FEES/CONTRACTUAL LIMITATIONS. Seller is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby. Neither Seller, nor any officer, director, employee, agent or representative of Seller (collectively "Representatives") are or have been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts Seller or the Representatives from negotiating, entering into and consummating this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

          SECTION 5.26 ENVIRONMENTAL MATTERS. Seller and each of the Subsidiaries (i) has obtained all applicable permits, licenses and other authorizations which are required under foreign, federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Seller its Subsidiaries (or their respective agents); (ii) are in material compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgement, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) have no knowledge nor have received notice of any current event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Seller's or any Subsidiary's (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material waste; (iv) have taken all actions necessary under

                                       18.

applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by Seller or its Subsidiaries (or any of their respective agents) thereunder; and (v) have no knowledge of any contaminated soil or groundwater at any of the properties owned or operated, leased or previously owned or leased by Seller or its Subsidiaries. Seller has disclosed to Ultratech and Purchaser in the Disclosure Letter (i) all permits relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Seller or its Subsidiaries (or their respective agents) its holds as of the date hereof, and (ii) all documents relating to tests previously conducted or to be conducted in the future by Seller or such Subsidiary for potential contamination at any of Seller's or such Subsidiaries' facilities, whether owned or leased, including soil and water tests.

          SECTION 5.27 CERTAIN PAYMENTS. In connection with the Business, Seller has not, and to Seller's knowledge, no person directly or indirectly on behalf of Seller has made or received any payment that was not legal to make or receive.

          SECTION 5.28 BOOKS AND RECORDS. The books and records of Seller to which Purchaser, Ultratech and their accountants and attorneys have been given access are the true books and records of Seller and truly and fairly reflect the underlying facts and transactions in all material respects.

          SECTION 5.29 COMPLETE DISCLOSURE. The copies of all instruments, agreements, other documents and written information delivered by Seller to Purchaser or Ultratech or their counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by it in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Seller or its representatives to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact or condition that materially adversely affects the Assets, or that could reasonably be expected to do so, which has not been set forth in this Agreement or the exhibits hereto or otherwise disclosed by Seller to the Purchaser in writing at the Time of Closing.

          SECTION 5.30 BACKLOG. The Disclosure Letter sets forth the backlog of orders that Seller is to ship and contract work to be performed as of March 28, 1998. Seller has sufficient lead times in order to produce and ship such backlog in accordance with its schedule shipping date.

          SECTION 5.31 CUSTOMERS AND SUPPLIERS. Seller has not received written notice that any of Seller's ten largest customers and ten largest suppliers during the twelve months

                                       19.

ended December 31, 1997 (determined on the basis of both revenues and bookings during such period) has terminated, or intends to materially reduce or terminate, the amount of its business with Seller, and Seller has no reason to believe that such termination or alteration would occur as a result of the consummation of this Agreement.

          SECTION 5.32 BREACH OF REPRESENTATIONS AND WARRANTIES. Neither Seller nor IAC shall take any action that would breach or cause to be inaccurate in any material respect any of the representations and warranties set forth in Article V. Promptly after becoming aware of the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Seller shall give detailed written notice thereof to Purchaser and shall use its diligent efforts to prevent or remedy such breach or inaccuracy promptly.

          SECTION 5.33 CONSENTS. Seller shall promptly apply for or otherwise seek, and use its diligent efforts to obtain, all consents and approvals required for the consummation of the transactions set forth hereby, including but not limited to the consents of the Lenders and Citicorp and Seller's stockholders and the consents of any other party which may be required for the consummation of the transactions contemplated hereby.


                                      ARTICLE VI

                                      COVENANTS

          SECTION 6.1    MAINTENANCE OF BUSINESS.

          (a) During the period from the date hereof through the Time of Closing, Seller shall carry on and use its reasonable efforts to preserve the Business and the Assets, maintain all equipment and machinery in good working order, reasonable wear and tear excepted, discharge and maintain current obligations with respect to any employee withholding taxes, preserve inventories of necessary supplies at proper levels, keep available the services of present officers and key employees and preserve relationships with customers, suppliers and others having dealings with the Business or the Assets. Seller shall not, except as expressly permitted herein and except as set forth in the Disclosure Letter delivered as of the date hereof, (i) enter into agreements or contracts of employment or terminate the employment of any engineering or technical personnel or other key employees except for cause;
(ii) alter any employee or personnel benefits; (iii) dispose of any Assets (other than in the ordinary course and subject to the obligation to maintain proper inventory levels); (iv) make any capital improvements, additions or expenditures; (v) incur any liabilities or obligations (other than in the ordinary course of business); (vi) declare any distribution or dividends of any kind, or (vii) repurchase or otherwise acquire any shares of its capital stock.

          (b) Seller shall take all action necessary and appropriate to provide Purchaser or Ultratech with exclusive access to the "lock box" account at and after the Time of Closing.

                                       20.

          (c) During the period from the date hereof through the Time of Closing, Seller agrees to advise Purchaser and Ultratech of any material operating decisions as well as the receipt of purchase orders, payment of creditors, changes in payroll and changes in the status of employees and consultants. Notwithstanding the foregoing, Seller acknowledges that such operating decisions shall be made independently and Seller shall be solely responsible for its implementation, consequences, and liabilities, if any.

          (d) Seller's indebtedness under its bank line of credit with the Lenders (including any re-advances from the Lenders) will total $17.481 million as of the Time of Closing.

          SECTION 6.2 ACCESS TO INFORMATION. Seller will give Purchaser and Ultratech and their accountants, legal counsel and other representatives full access, during normal business hours, to all of the properties, books, contracts, commitments, and records relating to the Business and the Assets, and Seller will furnish to Purchaser and Ultratech, their accountants, legal counsel, and other representatives during such period all such information concerning the Business or the Assets as Purchaser or Ultratech, their legal counsel or their representatives may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by Purchaser or Ultratech shall not affect Purchaser's or Ultratech's right to rely on the representations, warranties, agreements and covenants made by Seller in this Agreement. Seller shall use its best efforts to cause Seller's accountants to cooperate with Ultratech and the Purchaser in auditing the financial statements of Seller's Business, including, but not limited to, executing any and all representation or other letters or agreements required by Ultratech's accountants. This covenant shall survive the Time of Closing and continue indefinitely.

          SECTION 6.3 CONSENTS. Each of Seller, Purchaser and Ultratech shall use its best efforts to obtain all consents of and authorizations by third parties necessary for their respective performance hereunder which may be required for the consummation of the transactions contemplated hereof and to make all filings with and give all notices to third parties that may be necessary or required in order to consummate the sale of the Assets, and shall take such additional actions as Purchaser may reasonably request to cooperate so that the transactions contemplated by this Agreement may be expeditiously consummated.

          SECTION 6.4 RELEASES AND WAIVERS. Seller shall use its best efforts to obtain written releases and waivers in the form approved by Purchaser and Ultratech from each creditor and Employee of Seller set forth on
SCHEDULE 6.4 hereto and shall take such other actions as Purchaser or Ultratech may reasonably request to cooperate and obtain such documentation so that the transactions contemplated by this Agreement may be expeditiously consummated.


SECTION 6.5 MEETING OF STOCKHOLDERS. Seller shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation, Bylaws and agreements to convene the Seller's Stockholder Meeting. The Seller shall not postpone or adjourn the Seller's Stockholder Meeting without consent of Ultratech and Purchaser, which consent shall not be unreasonably withheld or delayed. The Seller shall use its

                                       21.

best efforts to solicit from stockholders of Seller proxies in favor of the Agreement and the transactions contemplated herein (including a recommendation by the Board of Directors of Seller to approve the Agreement and the transactions contemplated herein) and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware law or by contract or charter provision to effect the transactions contemplated hereby.

          SECTION 6.6 HSR ACT FILINGS. Each of Ultratech, Purchaser and Seller shall make any required submissions under the HSR Act with respect to their respective filings made under the HSR Act with respect to the sale of the Assets, and shall cooperate with each other with respect to the foregoing. The parties shall give each other prior notice and consult with each other prior to any meeting with the United States Federal Trade Commission or Department of Justice in respect their respective filings under the HSR Act or any review by either of the foregoing agencies. Each of parties shall take all reasonable actions necessary to cause the expiration of the waiting periods under the HSR Act as promptly as possible. Purchaser shall be responsible for all filing fees due under the HSR Act.

          SECTION 6.7 EMPLOYMENT OFFERS. Purchaser may offer employment to those employees of Seller as Purchaser, in it sole and absolute discretion, shall select, such offers of employment to be contingent on the Closing. Prior to the Time of Closing, Seller shall use its best efforts to assist Purchaser in obtaining acceptances of employment offers from each of the employees designated by Purchaser. Such employees will be listed on a schedule delivered to Seller within five (5) business days following the date hereof. Purchaser shall not be obligated, to maintain any such employment of former Seller employees for any particular period of time and, if such offers are accepted, all such employees will be employed on an "at will" basis; and provided further, however, that Ultratech will be permitted to hire any employee of Seller if the transactions contemplated hereby do not close. Ultratech shall reserve shares to be issued under its employee stock option plan for issuance to employees of Seller that become employees of Purchaser or Ultratech after the Closing.

          SECTION 6.8 COBRA; 401(k) PLAN. Seller shall comply with the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to employees of Seller who are terminated by Seller on or before the Time of Closing. Prior to the Time of Closing, Seller shall provide executed copies of resolutions to terminate the 401(k) Plan and an executed copy of an amendment to such plan prohibiting any new participants and additional contributions to such plan.

          SECTION 6.9 OTHER DISCUSSIONS. Except as Ultratech or Purchaser may consent to in writing, from the date of execution of this Agreement until the Time of Closing, neither Seller, the Lenders, nor any of their respective directors, officers, employees, agents or affiliates, will, directly or indirectly, solicit or initiate any discussions or negotiations with, participate in any negotiations with, provide any information to or otherwise cooperate in any other way with, or enter into any agreement with any corporation, partnership, person or other entity or group (other than Ultratech or Purchaser) concerning any sale of stock, merger or sale or license of the Assets or Business. If Seller, the Lenders or any of their directors, officers, employees, agents or affiliates receives any inquiries from another party relating to any proposed disposition of the

                                       22.

Business or the Assets following the date hereof, Seller shall promptly (a) advise such party that Seller, subject to the fiduciary duties of its Board of Directors, is not entitled to enter into any such discussions or negotiations and (b) notify Purchaser and Ultratech in writing of such inquiry (including the identity of such party and the terms of any oral or written proposal by such party).


SECTION 6.10 BULK TRANSFER LAWS. Seller shall comply with all applicable state bulk transfer laws, under the laws of Texas, Massachusetts or otherwise (collectively, the "Bulk Sales Provisions") prior to the Time of Closing and shall provide Ultratech with written documentation of such compliance.

          SECTION 6.11 MAIL AND RECEIVABLES PAYMENTS. From and after the Time of Closing, Seller shall endorse any check or any other evidence of indebtedness or payment received by Seller on account of any Accounts or the Tax Receivable after the Time of Closing to the order of Purchaser or take other appropriate actions and shall promptly forward such payment to Purchaser no later than five (5) business days after actual receipt by Seller. Purchaser and Seller shall each provide to the other all the cooperation which the other may reasonably request in connection with the collection of the Accounts.

          SECTION 6.12 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of Ultratech, Purchaser or Seller, as the case may be, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.13 FURTHER ACTION. Upon the terms and subject to the conditions hereto, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement, including without limitation, all steps necessary to ensure that Purchaser or Ultratech receives payment of the Tax Receivable.

          SECTION 6.14 COVENANTS AGAINST DISCLOSURE. The parties agree to maintain the confidentiality of the terms and conditions of this Agreement and Related Agreements. No party shall disseminate (except to the parties to this Agreement and their respective officers, directors and advisors) any press release or announcement concerning the transactions contemplated by this Agreement or the Related Agreements or the parties hereto or thereto without the prior written consent of Seller, Purchaser and Ultratech, which consent shall not be unreasonably withheld or delayed, unless required by applicable laws, rules or regulations, including without

                                       23.

limitation, the federal securities laws, in which case such public dissemination shall be jointly prepared by Seller, Ultratech and Purchaser.

          SECTION 6.15 TAX RETURNS. Seller shall timely file or cause to be filed all tax returns, reports and information statements required to be filed by it and shall provide Purchaser with a reasonable opportunity to review such documents prior to their filing.

          SECTION 6.16 COOPERATION BY SELLER. Seller agrees to use its best efforts during the Interim Period (as defined below) to provide cooperation between Seller's personnel in Seller's offices and Purchaser's personnel to help assure an orderly transition of customer accounts and to provide services to Purchaser that were provided to the Business by Seller prior to the Time of Closing, and to help assure an orderly transition of the sale of Assets and the continuation of the Business associated therewith. Seller agrees to use its best efforts during the Interim Period to agree with Purchaser and Ultratech on whether Seller will retain employees designated by Purchaser and Ultratech to assist in transitionary matters and in the continuation of the Business, the satisfactory resolution of which is an express condition of Closing. Seller will assist Purchaser in transferring all Assets out of Purchaser's facilities and agrees that Purchaser shall be entitled to move such Assets out of Seller's facilities and shall assist Purchaser and Ultratech in securing adequate resolution of the leased facilities in Austin and Tewksbury. Purchaser will bear all costs for such services.

          SECTION 6.17 DISSOLUTION OF SELLER AND CERTAIN SUBSIDIARIES; STOCK OF KOREA SUB. Immediately following the Time of Closing, at the request of Purchaser, Seller and IAC, Integrated Holdings, Inc., Integrated Solutions FSC, Inc., Integrated Solutions GmbH, Integrated Solutions S.A. and ISI Equipment Corp. will take all steps necessary or desirable to wind down their affairs, transfer any remaining assets (that are not Excluded Assets") to Purchaser and dissolve as legal entities and shall also take all such steps with respect to each of such subsidiaries (the period between the Time of Closing and the final dissolution of Seller to be referred to herein as the "Interim Period"). During the Interim Period, neither Seller nor any subsidiary of Seller shall take any action, incur any liability or enter into any contract, commitment, debt or other obligation (written or oral) other than as is reasonably necessary to wind down and dissolve Seller or such subsidiary or carry out its or their obligations under this Agreement, or as otherwise approved in writing by Ultratech.

          SECTION 6.18   INDEMNIFICATION OF SELLER OFFICERS AND DIRECTORS.

          (a) Seller shall extend its existing officers' and directors' liability insurance policy for a period of one year after the Closing Date. Seller shall use commercially reasonable efforts to increase available coverage under such policy to $5.0 million. Purchaser or Ultratech will reimburse Seller for the cost of the premiums of such policy for a period covering one year following the Closing Date.

          (b) Subject to Section 6.18(d) below, Purchaser and Ultratech hereby agree with Seller that following the Closing, Purchaser and Ultratech will indemnify, defend and hold

                                       24.

harmless each of Seller's current officers and directors who have signed the Release and Seller's former directors who have signed the Release (collectively, "Indemnified Individuals") to the fullest extent permitted by law (excluding actions or inactions that constitute willful misconduct, fraud, illegal acts whether criminal or civil, bad faith or gross negligence) against any and all reasonable losses, liabilities, damages, demands, claims, suits, actions, judgments and causes of action, assessments, costs and expenses, including, without limitation, reasonable costs in preparing and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Indemnifiable Damages"), directly asserted against an Indemnified Individual, directly as a result of such Indemnified Individual's services solely as an officer or director of Seller; provided, however, that the indemnification set forth in this Section 6.18 shall only apply to Indemnifiable Damages incurred in connection with a claim against an Indemnified Individual which arises out of a matter which is specifically disclosed to Purchaser and Ultratech on the Disclosure Letter or in a Schedule to this Agreement and which is asserted by a plaintiff other than ISI or an Indemnified Individual or any Lender, Citicorp, Prudential or Cornerstone
(as defined below); provided further, however, that Purchaser and Ultratech shall not be obligated to provide the indemnification in this Section 6.18 unless the Indemnified Individuals seeking indemnity hereunder have first fully and completely exhausted any and all recoveries available under Seller's or such Indemnified Individual's then existing officers' and directors' liability insurance or otherwise applicable insurance policy; and provided further, however, that the indemnification provided under this Section 6.18 shall not extend to any losses, liabilities, damages, demands, claims, suits, actions, judgments and causes of action, assessments, costs and expenses (including, without limitation, costs and expenses in preparing and defending against any litigation, pending or threatened), for which the Lenders have not released an Indemnified Individual pursuant to the terms of the Release.

          (c) In the event of a claim for which Purchaser or Ultratech is required to indemnify any of the Indemnified Individuals pursuant to this
Section 6.18, subject to the rights of an insurer under Seller's or such Indemnified Individual's existing or otherwise applicable insurance policies, Purchaser and Ultratech shall have the exclusive right to undertake the defense, compromise or settlement of such claim and to retain counsel therefor; notwithstanding the foregoing, Purchaser and Ultratech shall only be obligated to retain one (1) counsel for the Indemnified Individuals regardless of any conflicts or perceived conflicts between or among the Indemnified Individuals.

          (d) Notwithstanding anything to the contrary provided herein, the amounts paid by Ultratech or Purchaser under this Section 6.18 shall be reduced by any amounts paid or payable under any insurance policies then in effect covering the actions of the Indemnified Individuals; provided, however, that in the event such insurance is not available and used to cover any or all such Indemnifiable Damages, Purchaser and Ultratech will succeed to, and have a right of subrogation with respect to, any claim that would be available to the Indemnified Individuals, including professional malpractice claims, in which case (if necessary or desirable to fully pursue such claims), the Indemnified Individuals shall pursue such claim for the benefit of Purchaser or Ultratech as Purchaser's or Ultratech's subrogor. Without limiting the generality of

                                        25.

the foregoing, Seller agrees that Purchaser and Ultratech will succeed to any rights to cross-claim, counterclaim or the legal or equitable remedies that may be available to such officers or directors associated with any claim for which Purchaser or Ultratech may become obligated hereunder. In order to qualify for indemnification hereunder, each Indemnified Individual who is a current officer or director of Seller shall not voluntarily resign as an officer or director of Seller without the prior written consent of Purchaser or Ultratech prior to its dissolution and winding-up and shall execute an agreement with Purchaser and Ultratech providing the legal representation set forth above, and providing Purchaser or Ultratech the right to receive the benefits of any such insurance policies, the right to succeed to the rights of subrogation or other rights set forth in Section 6.18(d).

                                     ARTICLE VII

                                       CLOSING

          SECTION 7.1 TIME OF CLOSING. The transactions contemplated by this Agreement shall be completed not later than June 1, 1998 (the "Time of Closing"), unless otherwise agreed to in writing by Ultratech and Seller. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303, or at such other place or date as may be agreed to in writing by Ultratech and Seller. The "Closing" shall mean the deliveries to be made by the parties hereto at the Time of Closing in accordance with this Agreement.

          SECTION 7.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Purchaser and Ultratech, as the case may be, all duly and properly executed, the following:

          (a) A good and sufficient Bill of Sale for the Assets in the form attached hereto as EXHIBIT 7.2(a), selling, delivering, transferring, and assigning to Purchaser title to all of Seller's right, title, and interest to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever.

          (b) An opinion of Stroock & Stroock & Lavan LLP, counsel to Seller, dated the date of the Closing, in the form attached hereto as EXHIBIT 7.2(b).

          (c) The Related Agreements including Employment Agreements for Ellery Buchanan and Larry Thompson.

          (d) An affidavit of Seller, in the form attached hereto as EXHIBIT 7.2(d), stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to
Section 1445(b)(2) of the Code.

                                       26.

          (e) Valid assignments for all rights under Contracts and other third party consents which may be required for the consummation of the transactions contemplated hereof or governmental consents, necessary in order for Purchaser to operate the Business.

          (f) Agreements of release and waiver executed by all parties listed on SCHEDULE 6.4 and any other parties required for the consummation of the transactions contemplated hereby.

          (g)  Resale certificates for the resale of any items of Inventory.

          SECTION 7.3 DELIVERIES BY PURCHASER AND ULTRATECH. At the Closing, Purchaser and Ultratech shall deliver, or cause to be delivered, to Seller or the Lenders, as the case may be, all duly and properly executed, the following:

          (a) (To the Lenders) The Purchase Price to be delivered at Closing pursuant to Section 3.2 hereof;

          (b)  The Related Agreements;

          (c) An opinion of Brobeck, Phleger & Harrison LLP, counsel to Purchaser and Ultratech, dated as of the Closing in the form attached hereto as
EXHIBIT 7.3(c) which will provide that the Lenders are entitled to rely on such opinion; and

          (d)  Assignment and Assumption Agreement attached as EXHIBIT 7.3(d).

          SECTION 7.4 FURTHER ASSURANCES. At or after the Time of Closing, each party shall each prepare, execute, and deliver, at the preparer's expense, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Purchaser title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.


                                     ARTICLE VIII

                            SETTLEMENT AND GENERAL RELEASE

          SECTION 8.1 SETTLEMENT AND GENERAL RELEASE. For the consideration set forth in Article III herein, Seller, and each of its officers, directors, employees and stockholders, waives and releases Ultratech, Purchaser, and each of its successors, officers, directors, affiliates, agents, employees and/or assigns and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of Ultratech or Purchaser or as required by legal process) legal or administrative proceedings against Ultratech, Purchaser and each of its successors, officers, directors, affiliates, agents, employees and/or agents with respect to any

                                          27.

matter of any kind arising out of, relating to or connected with any Excluded Liabilities, the Business, the Assets, this Agreement, arising under any Contract or in any manner related to the transaction contemplated hereby.

          This waiver and release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present or future, arising from any Excluded Liabilities, the Business, the Assets, this Agreement arising under any Contract or in any manner related to the transactions contemplated hereby. Seller and each of its officers, directors, employees and stockholders acknowledges that any and all rights granted to such person or entity under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Said Section 1542 of the Civil Code of the State of California reads as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

          The above shall constitute a complete defense to any claim released herein. Anything in this Section 8.1 to the contrary notwithstanding, the foregoing terms and provisions of this Section 8.1 shall not be construed as expressly or impliedly releasing Purchaser or Ultratech from its express contractual obligations under this Agreement, nor shall the covenants not to sue in the foregoing provisions be applicable to any such express contractual obligations.

          Seller, Citicorp, Cornerstone Equity Investors, L.L.C., on behalf of itself and in its capacity as an investment advisor to Prudential Equity Investors, Inc., the general partner of Prudential Private Equity Investors III, L.P. ("Cornerstone") and certain former directors of Seller shall enter into the Release, together with the Lenders, to the extent set forth herein. Seller shall use commercially reasonable efforts to obtain a general release of claims against Ultratech and Purchaser and each of Ultratech's and Purchaser's respective Affiliates, successors, agents and assigns from the securityholders of Seller in connection with the transactions contemplated hereby, in connection with Seller's proxy solicitation.


                                      ARTICLE IX

                         CONDITIONS PRECEDENT TO OBLIGATIONS

          SECTION 9.1 CONDITIONS TO OBLIGATIONS OF PURCHASER AND ULTRATECH. Each and every obligation of Purchaser and Ultratech to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Purchaser and Ultratech):

                                            28.

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article V of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          (b) PERFORMANCE OF AGREEMENT. All covenants, conditions, and other obligations under this Agreement and the Related Agreements which are to be performed or complied with by Seller, including Board of Directors and stockholder approval, shall have been fully performed and complied with in all material respects at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 7.2 hereof.

          (c) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change including any material diminution in value, in the Assets, in the reasonable determination of Ultratech.

          (d) SUITS. There shall be no suit, or written threat thereof, by any third party, including without limitation, any creditor of Seller or any other party to any agreement with Seller, against Ultratech or Purchaser or affecting the Business or the Assets.

          (e) ABSENCE OF GOVERNMENTAL OBJECTION. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

          (f) EVIDENCE OF TITLE. Purchaser shall have received evidence, at or prior to the Time of Closing, reasonably satisfactory to it of the termination of the security agreement among the Lenders and Seller and of Seller's title to all of the Assets and right to fully convey all Assets free and clear of any lien, encumbrances or restrictions on transfer.

          (g) CERTIFICATE OF PRESIDENT. Seller shall have delivered to Purchaser and Ultratech a certificate executed by its President, dated the date of the Closing, to the effect that the conditions set forth in subsections (a)-(e) and (j) of this Section 9.1, have been satisfied.

          (h) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to Purchaser and Ultratech under this Agreement shall be satisfactory to Purchaser and Ultratech and their counsel.

          (i) EXECUTION OF RELATED AGREEMENTS. Purchaser and Ultratech shall have received fully executed copies of the Related Agreements, including the Employment Agreements with Ellery Buchanan and Larry Thompson, an executed copy of the Release and such other documentation from the Lenders as Purchaser and Ultratech shall in their discretion deem necessary and appropriate with respect to additional agreements among such persons.

                                     29.

          (j) RELEASE AND WAIVERS. Purchaser and Ultratech shall have received duly executed release and waiver agreements in form and substance satisfactory to Ultratech in its sole discretion, from each party set forth on SCHEDULE 6.4 and other creditors of Seller and amendments to contracts specifically identified thereon.

          (k) LICENSES. Purchaser shall have received all licenses or assignment of existing licenses from all appropriate governmental agencies or third parties, including without limitation, General Signal Corporation, to operate the Business in the same manner as Seller operated the Business prior to the Time of Closing.

          (l) HSR ACT. Any waiting period (and any extension thereof) applicable to the consummation of the sale of Assets under the HSR Act shall have expired or been terminated.

          (m) ASSIGNMENT OF CONTRACTS. Purchaser shall have received assignments, in form and substance satisfactory to Ultratech and Purchaser in their sole discretion, of all rights under Contracts.

          (n) APPROVAL OF THE LENDERS AND CITICORP. Seller shall have received the approval of the Lenders and Citicorp as to the Agreement, the Related Agreements and the terms and conditions therein.

          (o) EMPLOYMENT OF EMPLOYEES. Purchaser and Ultratech shall be satisfied, in their sole discretion, that at least 75% of all Seller employees in field service and otherwise to whom offers of employment are made by Purchaser or Ultratech shall have agreed, subject to the Closing, to become employees of Purchaser or Ultratech.

          (p) SIDE LETTER WITH BANK. Seller shall have delivered to Purchaser and Ultratech a copy of a letter from the Lenders as to the amount of outstanding indebtedness under Seller's bank line of credit (including re-advances) being $17.481 million as of the Time of Closing.

          (q) DISCLOSURE LETTER AND SCHEDULES. At the Time of Closing, Seller shall deliver to Purchaser and Ultratech revised versions of Schedules (including attachments) 1.1(c), 2.1 and 5.6., updated as of the most recent practicable date prior to the Time of Closing, which shall as of the Time of Closing become attachments to this Agreement, and which shall be true and correct as of the date thereof. The Schedules so delivered shall be in a form reasonably acceptable to Purchaser, Ultratech and its counsel. Should the amount of any liabilities or other obligations to be assumed by Purchaser under such schedules, as updated, be unacceptable to Purchaser or Ultratech in their sole discretion, this Agreement may be terminated by Purchaser and Ultratech without liability pursuant to Section 11.2 hereof.

                                          30.

          SECTION 9.2 CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          (a) REPRESENTATIONS AND WARRANTIES. Purchaser's and Ultratech's representations and warranties set forth in Article IV of this Agreement shall have been true and correct when made and shall be true and correct in all material respects at and as of the Time of Closing as if such representations and warranties were made as of such time and date.

          (b) EXECUTION OF RELATED AGREEMENTS. Seller shall have received fully executed copies of the Related Agreements and the Release.

          (c) ABSENCE OF GOVERNMENTAL OBJECTION. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

          (d) HSR ACT. Any waiting period (and any extension thereof) applicable to the consummation of the sale of Assets under the HSR Act shall have expired or been terminated.

          (e) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement and the Related Agreements which are to be performed or complied with by the Purchaser and Ultratech, including Board of Directors approval, shall have been fully performed and complied with in all material respects at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 7.2 hereof.

          (f) CERTIFICATE OF PRESIDENT. Ultratech and Purchaser shall have delivered to Seller certificates executed by their respective Presidents, dated the date of the Closing, to the effect that the conditions set forth in subsections (a)-(e) of this Section 9.1 have been satisfied.

          (g) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Seller under this Agreement shall be satisfactory to Seller and its counsel.

          (h) APPROVAL OF THE LENDERS AND CITICORP. Seller shall have received the approval of the Lenders and Citicorp as to the Agreement, the Related Agreements and the terms and conditions therein.

                                          31.

                                      ARTICLE X

                                   INDEMNIFICATION

          SECTION 10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

          (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party to this Agreement, all representations, warranties, agreements and covenants of each party in this Agreement shall not survive the consummation of the sale of the Assets, except that the provisions of Articles I, II, VI, VII, VIII, X and XII of this Agreement shall survive the Closing. No investigation made by or on behalf of Ultratech or Purchaser with respect to Seller shall be deemed to affect Ultratech's or Purchaser's reliance on the representations, warranties, covenants and agreements (to the extent they survive) made by Seller contained in this Agreement and shall not be a waiver of Ultratech's or Purchaser's rights to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of Seller's representations, warranties, covenants or agreements under this Agreement (to the extent they survive). All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Time of Closing.

          (b) As used in this Article X, any reference to a representation, warranty, or covenant contained in any section of this Agreement shall include the specifically referenced Schedules, Exhibits and/or disclosure in the Disclosure Letter acceptable to Purchaser and Seller.

          (c) Nothing in this Agreement, including survivability, shall be construed as limiting in any way the remedies that may be available to a party in the event of fraud, bad faith, civil or criminal misconduct, gross negligence or willful misconduct relating to the representations, warranties, agreements or covenants made by any other party in this Agreement.

          SECTION 10.2 INDEMNIFICATION. Seller hereby agrees to indemnify, defend and hold harmless Purchaser and Ultratech and each of their respective officers, directors, employees, stockholders and other affiliates ("Affiliates") against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by Purchaser or Ultratech and each of their respective affiliates, directly or indirectly, as a result of or arising from or in connection with any provision in Articles I, II, VI, VII, VIII, X and XII of this Agreement (all of which shall also be referred to as "Identifiable Claims").

                                      32.

          SECTION 10.3 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

          (a) If Purchaser, Ultratech or any of the Affiliates determines to seek indemnification under this Article X with respect to the existence of a claim giving rise to Damages resulting from the assertion of liability by third parties, Purchaser or Ultratech shall give notice to Seller within 60 days of Purchaser or Ultratech becoming aware of any such Identifiable Claim or of facts upon which any such Identifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to Purchaser or Ultratech. In case any such liability is asserted against Purchaser or Ultratech, and Purchaser or Ultratech notifies Seller thereof, Seller will be entitled, if it so elects by written notice delivered to Purchaser or Ultratech within 20 days after receiving Purchaser's or Ultratech's notice, to assume the defense thereof with counsel satisfactory to Purchaser or Ultratech. Notwithstanding the foregoing, (i) Purchaser and Ultratech shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Purchaser and Ultratech unless Purchaser and Ultratech shall reasonably determine that there is a conflict of interest between or among Purchaser or Ultratech, and/or Seller with respect to such Identifiable Claim or there are or may be legal defenses available to Purchaser, Ultratech or any Affiliate which are different from or additional to those available to Seller or a difference of position or potential difference of position exists between Seller and Purchaser, Ultratech or any Affiliate that would make such separate representation advisable in the reasonable opinion of counsel to Purchaser, Ultratech or any Affiliate, in which case the fees and expenses of such counsel will be borne by Seller, (ii) Purchaser and Ultratech shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and
(iii) the rights of Purchaser and Ultratech to be indemnified hereunder in respect of Identifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, Seller is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Identifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

          (b) In the event that Seller, within 20 days after receipt of the aforesaid notice of an Identifiable Claim, fails to assume the defense of Purchaser or Ultratech against such Identifiable Claim, Purchaser and Ultratech shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of Seller.

          (c) Notwithstanding anything in this Article X to the contrary, Purchaser and Ultratech shall have the right to participate in such defense, compromise, or settlement and Seller shall not, without Purchaser's and Ultratech's written consent (which consent shall not be unreasonably withheld), settle or compromise any Identifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to Purchaser, Ultratech and any Affiliate a release from all liability in respect of such Identifiable Claim.

                                   33.

          SECTION 10.4 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that Purchaser, Ultratech or any Affiliate asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to Seller. Such written notice shall state that it is being given pursuant to this Section 10.4, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If Seller, within sixty (60) days after the mailing of notice by Purchaser or Ultratech, shall not give written notice to Purchaser and Ultratech announcing its intent to contest such assertion of Purchaser or Ultratech, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that Seller contests the assertion of a claim by giving such written notice to Purchaser and Ultratech within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that arbitration shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such arbitration including reasonable attorneys' fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after such notice.

          SECTION 10.5 ARBITRATION. Any dispute arising under this Article X shall be resolved by arbitration in accordance with Section 12.12 hereof.


                                      ARTICLE XI

                             TERMINATION AND ABANDONMENT

          SECTION 11.1 TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time notwithstanding Board or stockholder approval, but not later than the Time of Closing:

          (a) by Ultratech, Purchaser or Seller, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement and the breaching party fails to cure within five (5) business days after notice thereof is given (except that no cure period shall be provided for a breach by Seller which by its nature cannot be cured);

          (b) by Ultratech or Purchaser, if the required approval of the stockholders of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required consents or proxies within thirty (30) days from the solicitation of such consents or proxies;

          (c) by Ultratech, Purchaser or Seller, if any permanent injunction or other order of a court or other competent authority preventing the sale of Assets shall have become final and nonappealable or, in Purchaser's, Ultratech's or Seller's reasonable good faith judgment,

                                            34.

shall render unlikely within a reasonable period of time the consummation of the sale of Assets on the terms contemplated hereby; or

          (d) by Ultratech, Purchaser or Seller if any governmental or administrative agency shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the sale of Assets or any litigation shall be pending, the ultimate resolution of which is likely to (i) result in the issuance of such an order or injunction, or the imposition against Ultratech, Purchaser or Seller, of substantial damages if the sale of Assets is consummated, (ii) prohibit Ultratech's or Purchaser's ownership or operation of all or a material portion of the business rights of Seller and its Subsidiaries taken as a whole or Ultratech or Purchaser taken as a whole, or to compel Purchaser or Seller to dispose of or hold separate all or a material portion of the business or assets of Purchaser or Seller and its Subsidiaries taken as a whole, as a result of the sale of Assets, (iii) materially limit or restrict Purchaser's conduct or operation of the Business after the Time of Closing, or (iv) render Ultratech, Purchaser or Seller unable to consummate the sale of Assets. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          SECTION 11.2 PROCEDURE AND CONSEQUENCES OF TERMINATION. In the event of termination pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action. If this Agreement is terminated as provided herein, neither party hereto shall have any further obligation or liability to the other party except as stated in the mutual nondisclosure agreements dated May 3, 1998.


                                     ARTICLE XII

                               MISCELLANEOUS PROVISIONS

          SECTION 12.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section 11.1. Any party delivering notice to Seller shall deliver a copy to Integrated Solutions, Inc., 9715 Burnet Road, Bldg. 5, Building 6, Suite 500, Austin, TX 78758, Attention: President; and Stroock & Stroock & Lavan LLP, 100 Federal Street, Boston, Massachusetts 02110, Attention: Paul D. Broude, Esq. Any party delivering notice to Purchaser or Ultratech shall deliver a copy to:
3050 Zanker Road, San Jose, California 95134, Attention: President; and Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303, Attention: Timothy R. Curry, Esq. All notices and communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail

                                           35.

as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

          SECTION 12.2 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings among Seller, Purchaser and Ultratech, oral or written, relative to said subject matter, except paragraphs 6 and 7 of the letter agreement dated April 2, 1998, as amended, which shall remain in effect pursuant to a side letter agreement among the Lenders, Ultratech and Purchaser.

          SECTION 12.3 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Purchaser and Ultratech and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party.

          SECTION 12.4 EXPENSES OF TRANSACTION; TAXES. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. Seller shall pay all applicable sales, use, excise, transfer, documentary and any other similar taxes arising out of the purchase and sale of the Assets.

          SECTION 12.5 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          SECTION 12.6 THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

                                      36.

          SECTION 12.7 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          SECTION 12.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          SECTION 12.9 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within the State of California. Each of the parties to the Agreement agree to submit to the exclusive jurisdiction of the California courts to determine any issues with regard to the subject matter of this Agreement.

          SECTION 12.10 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled.

          SECTION 12.11 COOPERATION AND RECORDS RETENTION. Seller, Purchaser and Ultratech shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax return, statement, report, form or other document (hereinafter collectively a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller, Purchaser and Ultratech shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Time of Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Purchaser shall keep the original copies of the records at its facilities in California and elsewhere, if applicable, and, at Seller's expense, shall provide copies of the Records to Seller upon Seller's request.

          SECTION 12.12 ARBITRATION. The parties hereby covenant, stipulate and agree that any controversy or claim arising out of, or relating to this Agreement, or breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Mateo or Santa Clara County, California. Such arbitration shall be conducted by three (3) arbitrators, one (1) of which shall be selected by each

                                    37.

of the parties to such dispute with the third selected by the two (2) arbitrators so selected. The parties agree that the arbitrators must support their judgment with written findings of fact and conclusions of law and any such judgment must be based upon the terms of this Agreement and applicable law and may award equitable relief and/or damages. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.









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                                       38.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                         SELLER:

                         INTEGRATED SOLUTIONS, INC.


                         By:  /s/ Ellery Buchanan
                            -----------------------------------------

                         Title:  President
                               --------------------------------------

                         INTEGRATED ACQUISITION CORP.


                         By:  /s/ Ellery Buchanan
                            -----------------------------------------

                         Title:  President
                               --------------------------------------
























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                                    39.

                         PURCHASER:

                         ULTRATECH ACQUISITION SUB, INC.


                         By:  /s/ Arthur Zafiropoulo
                            -----------------------------------------

                         Title:  Chairman of the Board,
                                 Chief Executive Officer & President
                               --------------------------------------

                         ULTRATECH:


                         By:  /s/ Arthur Zafiropoulo
                            -----------------------------------------

                         Title:  Chairman of the Board,
                                 Chief Executive Officer & President
                               --------------------------------------
























                     SIGNATURE PAGE FOR ASSET PURCHASE AGREEMENT

                                            40.